Exhibit 99.1

Tellurian announces agreement for debt amendment to support upstream asset sale

HOUSTON, Texas – (BUSINESS WIRE) February 22, 2024 -- Tellurian Inc. (Tellurian) (NYSE American: TELL) announced today an agreement for an amendment to the terms of certain debt instruments. The amendment is expected to enhance near-term liquidity and provide the company with flexibility to successfully complete the sale of its upstream assets. Among other items, the amendment provisions include a reduction in Tellurian’s minimum cash balance requirement and the ability for the company to make its upcoming interest payments in-kind.

Chief Executive Officer Octávio Simões said, “This amendment to our debt agreement is pivotal towards establishing a sustainable capital structure and accelerating our strategic priority, Driftwood LNG. It also provides us the time and flexibility to complete the sale of our upstream assets in a manner that maximizes value for our shareholders while we maintain our focus on the intensive negotiations associated with the commercialization of Driftwood LNG.”

About Tellurian Inc.

Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of LNG marketing and trading, infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the NYSE American under the symbol “TELL”.

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward- looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood LNG project, capital structure, liquidity, commercial and strategic matters and the potential sale of the company’s upstream assets. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2022, filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 22, 2023, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws. The closing of the transaction described herein is subject to certain customary conditions.

Contact

Media:	Investors:
Joi Lecznar EVP Public and Government Affairs Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Matt Phillips Vice President, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100 | Houston, TX 77002 | TEL + 1 832 962 4000 | www.tellurianinc.com